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EXHIBIT 10.1

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated as of November 1, 2001, between SYNERGY 2000, INC., a Delaware corporation (the "Company"), and ELI DABICH, JR. ("Employee").

         WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated as of July 1, 2000 (the "Employment Agreement"), and now desire to amend the Employment Agreement, subject to the terms and provisions of this First Amendment.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree and certify as follows:

I. AMENDMENTS

         The Employment Agreement is amended hereby as follows:

                  SECTION 1.01. BASE COMPENSATION. Section 3.01 shall be amended to provide that effective as of January 1, 2002, Company shall pay Employee and Employee shall accept, a base salary (the "Salary") at the annual rate of One Hundred Eighty Thousand Dollars ($180,000). Thereafter, the Company shall pay Employee at an annualized rate of not less than the rate paid for the immediately preceding period, subject to annual adjustment, upwards but not downwards. The salary shall be payable to Employee in accordance with the Company's standard payroll policies.

                  SECTION 1.02. BONUS. Section 3.02 shall be deleted in its entirety and substituted therefor shall be a new Section 3.02 as follows:

                  "(a) Guaranteed Bonus. Employee shall be entitled to a guaranteed bonus payable in cash in an amount equal to twenty-five percent (25%) of the Salary payable pro-rata commencing with the 2001 calendar year, not later than March 15, 2002, and annually thereafter, and pro-rated in the event of commencement, expiration or termination prior to said payment date.

                  (b) Performance Bonus. Employee shall be entitled to incentive compensation, payable by the Company on a quarterly basis not later than forty-five (45) days following the end of each calendar quarter, in an amount equal to a percentage of the Company's actually collected revenues generated by the Company's operations (but expressly excluding therefrom all revenues generated by the operations of any of the Company's managing general agency, insurance company or third-party administration activities), in accordance with the schedule set forth below:

                  Revenues                         Percentage Bonus Compensation
                  --------                         -----------------------------

                  Up to $10,000,000                             3%
                  $10,000,001-$20,000,000                       2%
                  More than $20,000,000                         1%

The calculation of said quarterly performance bonus payment shall be determined by the Company's regularly engaged certified public accountants, and shall be subject to reconciliation on a continuing basis. At Employee's option, Employee may elect to receive such performance bonus in Company Common Stock or options to purchase Company Common Stock upon terms mutually determined by Employee and Company.

                  (c) Employee shall be entitled to such additional bonuses as may be determined by the Company's Board of Directors."

                  SECTION 1.03. TERMINATION OTHER THAN FOR CAUSE. The introductory paragraph to Section 4.04 and Section 4.04(a) shall be deleted in their entirety and substituted therefor shall be a new introductory paragraph to
Section 4.04 and Section 4.04(a) as follows:

                           "SECTION 4.04. TERMINATION OTHER THAN FOR CAUSE OR
                  RETIREMENT. If Employee is terminated for any reason other than as set forth in Sections 4.02 and 4.03 hereof, or if Employee elects to retire after June 30, 2003, then Employee would be entitled to receive compensation and benefits as follows:



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                                    (a) SEVERANCE. Two hundred percent (200%) of
                  the annual Salary at its then current level, payable in a lump sum or over a four (4) year period at the times such salary would otherwise have been payable were Employee to remain employed with Company, as determined by Employee in his sole discretion, and acceleration of vesting of all options. If the Company is unable to make payment entirely in cash, Company shall evidence such obligation by an unsecured demand promissory note convertible into shares of Company's Common Stock on such terms as may be agreed upon by Employee and Company, or at Employee's option, Employee may elect to receive said severance amount in Company Common Stock or options to purchase Company Common Stock. If Employee elects to receive options to purchase Company Common Stock, then all such options shall be vested immediately and Company shall take such steps to register such securities as promptly as practicable in a registration statement pursuant to applicable Federal and state securities laws; and"

II. GENERAL PROVISIONS

                  SECTION 2.01. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of California. In all matters of interpretation, whenever necessary to give effect to any provision of this Agreement, each gender shall include the others, the singular shall include the plural, and the plural shall include the singular. The titles of the paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of any provision of this Agreement.

                  SECTION 2.02. COUNTERPARTS. This Agreement may be executed in two or more counterparts, which, taken together, shall constitute the whole of the Agreement as between the parties. Each party hereto shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity; PROVIDED, HOWEVER, that each party hereto that delivers such facsimile signatures to another party hereto, covenants and agrees that it shall deliver an executed original of the same to the party so receiving the previous facsimile signatures within five (5) days after delivery of such facsimile signatures.

                  SECTION 2.03. CONTINUED EFFECTIVENESS OF EMPLOYMENT AGREEMENT. Except as expressly amended hereby, the Employment Agreement shall continue in full force and effect in accordance with the provisions thereof. As used in the Employment Agreement, the term "Agreement" shall, unless the context otherwise specifically requires, mean the Employment Agreement as amended by this First Amendment.

         IN WITNESS WHEREOF, the parties hereto have hereunto executed this First Amendment.

                               SYNERGY 2000, INC.,

                               By: /S/ JEANETTE T. SMITH
                                   Jeanette T. Smith, Executive Vice President

                                   /S/ ELI DABICH, JR.
                                   ELI DABICH, JR.